Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between Clayton Williams Energy, Inc., a Delaware corporation (the “Company”), and Mel G. Riggs. (“Employee”) effective as of March 1, 2010 (the “Effective Date”).

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company and to commit himself to serve the Company on the terms herein provided;

NOW, THERFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Employment. The Company shall employ Employee, and Employee accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the third anniversary of such date (the “Initial Term”); provided, however, that (a) on such third anniversary date (and on the fourth and fifth anniversary dates of the Effective Date thereafter), the term of this Agreement will automatically (without any action by either party) be extended for one additional year (each, a “Renewal Period”), unless, at least 90 days prior to either the third, fourth, or fifth anniversary date of the Effective Date, as applicable, the Company or Employee has given written notice to the other party (a “Non-Renewal Notice”) that the Company or Employee does not wish to extend the term of the Agreement (a “Non-Renewal”), and (b) the Initial Term or any Renewal Period, as applicable, may be terminated prior to the expiration thereof in accordance with Section 4.  Either party may elect not to renew this Agreement; provided, that, if no Non-Renewal Notice is given, and if this Agreement is not terminated earlier in accordance with Section 4, the Agreement will expire by its terms on the sixth anniversary of the Effective Date, unless extended by mutual agreement of the parties hereto.  The term “Employment Term” means the period from the Effective Date until the expiration of the Initial Term and any applicable Renewal Period pursuant to this Section 1 or in accordance with Section 4 of this Agreement.

2.                                      Position and Duties.

(a)                                  During the Employment Term, Employee shall hold the title of Senior Vice President — Finance, Secretary, Treasurer and Chief Financial Officer.  The Company and Employee agree that the Employee shall have duties and responsibilities consistent with the position set forth above in a company the size and of the nature of the Company, and such other duties and authority that are assigned to Employee from time to time by the Company’s Board of Directors (the “Board”), or such other officer of the Company as shall be designated by the Board.  Employee shall report to the Board, or to such other officer of the Company as shall be designated by the Board.

(b)                                 Employee shall devote such of his business time and attention to the business and affairs of the Company as is required to perform his duties and responsibilities hereunder.  Employee shall perform his duties and responsibilities to the best of his abilities in a diligent and professional manner, and agrees to comply with all of the policies of the Company, including such policies with respect to legal compliance, conflicts of interest, confidentiality and business ethics as are from time to time in effect.  During the Employment Term, Employee shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts or interferes with the duties and responsibilities of Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written approval of the Company or engage in or be employed by any other business; provided, however, that the foregoing provisions of this Section 2 shall not limit or prohibit Employee from (i) engaging in community, charitable and social activities, personal investment activities and the endeavors set forth on Exhibit A attached hereto, in each case not interfering with the Employee’s performance and obligations hereunder or (ii) engaging (including as an employee) in any business or other activities on behalf of Clayton W. Williams, Jr., members of his family and entities owned or controlled by Clayton W. Williams, Jr. or members of his family.  For the avoidance of doubt, this Section 2 shall not limit or prohibit Employee from providing services to or for the benefit of the Williams Entities pursuant to the Second Amended and Restated Service Agreement dated as of March 1, 2005 by and among the Company and the Williams Entities (as defined therein), as amended from time to time.

(c)                                  Employee acknowledges and agrees that Employee owes a duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act that would injure the business, interests, or reputation of the Company or any of its Affiliates.  In keeping with these duties, Employee shall make full disclosure to the Company of all significant business opportunities pertaining to the Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.  Except as set forth in Section 5(d)(ii), for purposes of this Agreement, the term “Affiliate” shall mean an individual or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a specified individual or entity.

3.                                      Compensation.

(a)                                  Base Salary.  During the Employment Term, Employee’s base salary shall be $317,500 per annum, which salary may be increased (but not decreased) by the Board (or a designated committee thereof) in its discretion (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes.

(b)                                 Annual Bonus.  Employee shall be eligible to receive one or more bonuses each year during the Employment Term to be determined by the Board (or a designated committee thereof), in its sole discretion based on performance or other criteria to be adopted by the Board (or a designated committee thereof).  Any bonus amount earned with respect to a calendar year shall be paid in a cash lump sum no later than March 15 of the following calendar year.

(c)                                  Employee Benefits.  Employee will be entitled during the Employment Term to receive such welfare benefits and other fringe benefits (including vacation, medical, dental, life insurance, 401(k) and other employee benefits and perquisites, such as club membership dues) as the Company may offer from time to time to similarly situated executive level employees, subject to applicable eligibility requirements.  The Company shall not, however, by reason of this Section 3(c), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as any such changes are similarly applicable to similarly situated employees of the Company.

(d)                                 Business Expenses.  The Company shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties under this Agreement to the extent consistent with the Company’s written policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.  Notwithstanding any provision in this Agreement to the contrary, the amount of expenses for which Employee is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which Employee is eligible to receive reimbursement during any other calendar year within the Employment Term.  Reimbursement of expenses under this Section 3(d) shall be made no later than the last day of the calendar year following the calendar year in which the expense was incurred.  Employee is not permitted to receive a payment or other benefit in lieu of reimbursement under this Section 3(d).

(e)                                  Long Term Incentive Compensation.  Employee may, as determined by the Board (or a designated committee thereof) in its sole discretion, periodically receive grants of, or payments under, equity or non-equity related awards pursuant to the Company’s long-term incentive plan(s), including the APO Incentive Plan, the APO Reward Plans, the SWR Reward Plan, the APO Working Interest Trusts, the APO Working Interest Grant, or any similar or successor plan(s) (collectively, “Incentive Plans”), subject to the terms and conditions thereof.  Any grants previously awarded to Executive pursuant to the Company’s Incentive Plans that are outstanding on the Effective Date hereof shall, except as otherwise provided in this Agreement, continue to be governed by the terms and conditions of the Incentive Plans.

(f)                                    Automobile Allowance.  During the Employment Term, Employee will be entitled to receive a car allowance in accordance with the Company’s automobile allowance policy in effect from time to time.

4.                                      Termination of Employment.  Unless otherwise agreed to in writing by the Company and Employee, Employee’s employment hereunder may be terminated under the following circumstances:

(a)                                  Death.  Employee’s employment hereunder shall terminate upon his death.

(b)                                 Disability.  Employee’s employment hereunder shall terminate upon a determination that he has incurred a Disability.  For purposes of this Agreement, “Disability” means, at any time the Company sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, that if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Employee qualified for such disability benefits, would provide coverage for the longest period of time.  The determination of whether Employee has a Disability shall be made in good faith by the person or persons required to make disability determinations under the long-term disability plan.  If Employee is not covered under the Company’s long-term disability plan or if the Company does not sponsor a long-term disability plan at such time, then the term “Disability” hereunder shall mean a “permanent and total disability” as defined in section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and, in this case, the existence of any such Disability shall be certified by a physician acceptable to both the Company and Employee.  In the event the parties are not able to agree on the choice of a physician, each party shall select a physician who, in turn, shall select a third physician to render such certification.

(c)                                  Termination by the Company.  The Company may terminate Employee’s employment with or without Cause.  For purposes of this Agreement, the term “Cause” means Employee (i) has been convicted of a misdemeanor that involves intentionally dishonest behavior or that the Company determines in good faith will have a material adverse effect on the reputation of the Company or any felony, (ii) has engaged in conduct which is materially injurious (monetarily or otherwise) to the Company or any of its Affiliates (including misuse of the Company’s or an Affiliate’s funds or other property), (iii) has engaged in gross negligence or willful misconduct in the performance of his duties for the Company, (iv) has willfully refused without proper legal reason to perform his duties for the Company, (v) has breached any material provision of this Agreement or any other agreement between the Company and Employee, or (vi) has breached any material corporate policy maintained and established by the Company that is of general applicability to executives of the Company; provided, however, as to clauses (iv), (v) and (vi) contained in this Section 4(c), if such acts or omissions could be cured by Employee (as reasonably determined by the Board), the Company must give Employee written notice of the acts or omissions constituting Cause and, in such case, no termination shall be for Cause unless and until Employee fails to cure such acts or omissions within 10 days following receipt of such written notice.

(d)                                 Termination by Employee.  Employee may, upon giving the Company no less than 30 days advance written notice, terminate Employee’s employment without Good Reason or for Good Reason.  For purposes of this Agreement, the term “Good Reason” shall mean, without the express written consent of Employee, the occurrence of one of the following: (i) any action or inaction that constitutes a material breach by the Company of this Agreement, (ii) a material reduction in Employee’s Base Salary, including any series of salary reductions (whether or not related) that are not agreed to by Employee in writing and that, individually or in the aggregate, result in a material reduction when compared to Employee’s Base Salary in effect on the Effective Date or as adjusted after the Effective Date in accordance with Section 3(a) hereof or with Employee’s prior written consent, (iii) a material diminution in Employee’s authority, duties or responsibilities or the assignment of duties to Employee that are not materially commensurate with Employee’s position with the Company, or (iv) a change in the geographic location at which Employee must normally perform services to a location outside of Midland County, Texas.  For the avoidance of doubt, any reduction in Employee’s Base Salary, regardless of amount, could be material if, in light of all other facts and circumstances, a reasonable person in the position of Employee would consider it important.  In the case of Employee’s allegation of Good Reason, (A) Employee shall provide notice to the Company of the event alleged to constitute Good Reason within 60 days of the occurrence of such event, and

(B) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation.

5.                                      Compensation Upon Termination.

(a)                                  For Cause or Without Good Reason.  In the event Employee’s employment is terminated by the Company for Cause or by the Employee without Good Reason, Employee shall be entitled to receive (i) Employee’s full Base Salary through the Date of Termination at the rate then in effect, (ii) reimbursement of any expenses to the extent such amounts have accrued through the Date of Termination, and (iii) such employee benefits, if any, as to which Employee may be entitled pursuant to the terms governing such benefits (such amounts set forth in (i), (ii) and (iii) shall be collectively referred to herein as the “Accrued Rights”).

(b)                                 Death or Disability.  In the event Employee’s employment terminates by reason of his death or Disability, Employee (or his estate) shall be entitled to receive the Accrued Rights and all outstanding equity and non-equity based awards (including any awards or interests under the Incentive Plans) held by Employee immediately prior to the Date of Termination shall become fully vested as of such date; provided, that, notwithstanding the foregoing, any awards or interests held by Employee as of the Date of Termination under any Incentive Plan shall continue to be governed by the terms and conditions of such plans relating to the forfeiture of awards that are fully vested.  In addition, Employee shall be entitled to receive the following, provided Employee (or his estate) delivers to the Company, within 45 days following the Date of Termination, a properly executed release in accordance with Section 8 of this Agreement:

(i)                                     a lump sum payment equal to 18 months’ worth of Employee’s Base Salary in effect on the Date of Termination (determined without regard to any reduction in Base Salary imposed by the Company in violation of Section 3(a) hereof), payable as soon as practicable but no later than the earlier of (A) March 15 following the calendar year in which termination occurs or (B) 90 days following the Date of Termination; and

(ii)                                  Employee (in the case of a termination due to Disability), his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company’s group health plans on the same terms and conditions as active employees of the Company for a period of one (1) year following the Date of Termination.  If benefits are continued pursuant to this Section 5(b)(ii) during a period when, in the absence of the benefits provided in this Section 5(b)(ii), Employee or his dependants would not be entitled to continuation coverage under Section 4980B of the Code, Employee and his dependants shall receive reimbursement for all medical expenses no later than the end of the calendar year immediately following the calendar year in which the applicable expenses were incurred.  The health care continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Code Section 4980B, or any replacement or successor provision of United States tax law, shall run concurrently with the period during which continued benefits are being provided pursuant to this Section 5(b)(ii).

(c)                                  Without Cause, For Good Reason or Non-Renewal.  In the event Employee’s employment is terminated by the Company without Cause, by Employee for Good

Reason or due to a Non-Renewal that results from a Non-Renewal Notice given by the Company, Employee shall be entitled to receive payment of the following:

(i)                                     the Accrued Rights;

(ii)                                  all outstanding equity and non-equity based awards (including any awards or interests under the Incentive Plans) held by Employee immediately prior to the Date of Termination shall become fully vested as of such date; provided, that, notwithstanding the foregoing, any awards or interests held by Employee as of the Date of Termination under any Incentive Plan shall continue to be governed by the terms and conditions of such plans relating to the forfeiture of awards that are fully vested;

(iii)                               provided Employee delivers to the Company, within 45 days following the Date of Termination, a properly executed release in accordance with Section 8 of this Agreement, a lump sum payment equal to the sum of (A) two (2) times Employee’s annualized Base Salary in effect on the Date of Termination (determined without regard to any reduction in Base Salary imposed by the Company in violation of Section 3(a) hereof), (B) two (2) times the average of the bonus amount(s) actually paid to Employee for the three (3) calendar years ending prior to the Date of Termination (not including any amounts paid to Employee pursuant to any of the Company’s Incentive Plans), (C) the car allowance Employee would have received pursuant to Section 3(f) of this Agreement had his employment continued for an additional two (2) years, and (D) the matching contributions that would have been made on behalf of Employee pursuant to the Company’s 401(k) plan if Employee had continued participation in such 401(k) plan for an additional two (2) years, payable as soon as practicable but no later than the earlier of (I) March 15 following the calendar year in which termination occurs or (II) 90 days following the Date of Termination; and

(iv)                              provided Employee delivers to the Company, within 45 days following the Date of Termination, a properly executed release in accordance with Section 8 of this Agreement, Employee, his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company’s group health plans on the same terms and conditions as active employees of the Company for a period of 18 months following the Date of Termination.  If benefits continue pursuant to this Section 5(c)(iv) during a period when, in the absence of the benefits provided in this Section 5(c)(iv), Employee or his dependants would not be entitled to continuation coverage under Section 4980B of the Code, Employee and his dependants shall receive reimbursement for all medical expenses no later than the end of the calendar year immediately following the calendar year in which the applicable expenses were incurred. The health care continuation coverage period under COBRA, Code Section 4980B, or any replacement or successor provision of United States tax law, shall run concurrently with the period during which continued benefits are being provided pursuant to this Section 5(c)(iv).

(d)                                 Change in Control.

(i)                                     Notwithstanding any provision contained herein, if Employee’s employment is terminated by the Company without Cause (other than by reason of death or Disability), if Employee resigns for Good Reason or in the event of a Non-Renewal that results from a Non-Renewal Notice given by the Company, in each case, within 24 months following a Change in Control (as defined below), Employee shall be entitled to receive:

A.                                   the Accrued Rights;

B.                                     all outstanding equity and non-equity based awards (including any awards or interests under the Incentive Plans) held by Employee immediately prior to the Date of Termination shall become fully vested as of such date; provided, that, notwithstanding the foregoing, any awards or interests held by Employee as of the Date of Termination under any Incentive Plan shall continue to be governed by the terms and conditions of such plans relating to the forfeiture of awards that are fully vested;

C.                                     provided Employee delivers to the Company, within 45 days following the Date of Termination, a properly executed release in accordance with Section 8 of this Agreement, a lump sum payment equal to the sum of (I) three (3) times Employee’s annualized Base Salary in effect on the Date of Termination (determined without regard to any reduction in Base Salary imposed by the Company in violation of Section 3(a) hereof), (II) three (3) times the average of the bonus amount(s) actually paid to Employee for the three (3) calendar years ending prior to the Date of Termination (not including any amounts paid to Employee pursuant to any of the Company’s Incentive Plans), (III) the car allowance Employee would have received pursuant to Section 3(f) of this Agreement had his employment continued for an additional three (3) years, and (IV) the matching contributions that would have been made on behalf of Employee pursuant to the Company’s 401(k) plan if Employee had continued participation in such 401(k) plan for an additional three (3) years, payable as soon as practicable but no later than the earlier of (a) March 15 following the calendar year in which termination occurs or (b) 90 days following the Date of Termination; and

D.                                    provided Employee delivers to the Company, within 45 days following the Date of Termination, a properly executed release in accordance with Section 8 of this Agreement, Employee, his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company’s group health plans on the same terms and conditions as active employees of the Company for a period of 18 months following the Date of Termination.  If benefits continue pursuant to this Section 5(d)(i)D during a period when, in the absence of the benefits provided in this Section 5(d)(i)D, Employee or his dependants would not be entitled to continuation coverage under Section 4980B of the Code, Employee and his dependants shall receive reimbursement for all medical expenses no later than the end of the calendar year immediately following the calendar year in which the applicable expenses were incurred. The health care continuation coverage period under COBRA, Code Section 4980B, or any replacement or successor provision of United States tax law, shall run concurrently with the period during which continued benefits are being provided pursuant to this Section 5(d)(i)D.

(ii)                                  For purposes of this Agreement, the term “Change in Control” shall mean:

A.                                   (I) Any “person” or “group” of related persons (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended

(the “Exchange Act”)), other than Clayton Williams, Jr. or any Affiliate or Related Person thereof (each, a “Permitted Holder”), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, or more than 35% of the total voting power of the outstanding capital stock (excluding any debt securities convertible into equity) normally entitled to vote in the election of directors (“Voting Stock”) of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); and (II) the Permitted Holders “beneficially own” (as defined above), directly or indirectly, in the aggregate less than 25% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) or its parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (or such successor) or its parent entity; or

B.                                     The first day on which a majority of the members of the Board of Directors of the Company are not, as of any date of determination, either (I) a member of the Board of Directors of the Company on July 20, 2005, or (II) individuals who were nominated for election or elected to the Company’s Board of Directors with the approval of the majority of the directors described in clause (I) (or approved for nomination or election by the majority of directors described in clause (I) or (II) hereof) who were members of the Company’s Board of Directors at the time of such nomination or election; or

C.                                     The sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Related Subsidiaries taken as a whole to any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

D.                                    The adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; or

E.                                      The resignation or other removal for any reason of Clayton W. Williams, Jr. from his current position at the Company, including by reason of the death or Disability of Clayton W. Williams, Jr.

The terms “Affiliate,” “Related Person” and “Restricted Subsidiary” as used in the definition of Change in Control shall have the meanings given to such terms in that certain Indenture, dated July 20, 2005, among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, as amended from time to time.  The term “Disability,” as used in the definition of Change in Control shall have the meaning given to such term in that certain Employment Agreement, dated the date hereof, between the Company and Clayton W. Williams, Jr., as amended from time to time.

(e)                                  No Other Amounts.  Except as otherwise required by law (e.g., pursuant to COBRA) or as specifically provided herein, all of Employee’s rights to Base Salary, severance, fringe benefits and bonuses hereunder (if any) shall cease upon the termination of the Employment Term.  Upon termination of the Employment Term, the sole contractual remedy of Employee and his successors, assigns, heirs, representatives and estate shall be to receive the amounts described in Sections 5(a), 5(b), 5(c), and 5(d), as applicable.

(f)                                    Notice of Termination.  Any termination of Employee’s employment occurring in accordance with the terms of this Section 5 (other than by reason of Employee’s death or by reason of a Non-Renewal) shall be communicated to the other party by written notice that (i) indicates the specific termination provisions of this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination, and (iii) specifies the Date of Termination (a “Notice of Termination”), and that is delivered to the other party in accordance with Section 9(f) of this Agreement.  The failure of a party to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of the basis for termination shall not waive any right of such party hereunder or later preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.

(g)                                 Date of Termination.  For purposes of this Agreement, “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if Employee’s employment is terminated by reason of his death, the Date of Termination shall be the date of death of Employee and in the event of a Non-Renewal, the Date of Termination shall be the last day of the Initial Term or applicable Renewal Period.

(h)                                 Deemed Resignations.  Unless otherwise agreed to in writing by the Company and Employee prior to termination of Employee’s employment, any termination of Employee’s employment shall constitute an automatic resignation of Employee as an officer of the Company and each Affiliate of the Company, and an automatic resignation of the Employee from the Board.  Employee agrees to promptly execute and deliver to the Company all consents and agreements necessary to effectuate the termination of Employee’s status as an officer and/or Employee’s resignation from the Board.

6.                                      Protection of Information.

(a)                                  Disclosure to and Property of the Company.  All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during the term of his employment (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its Affiliates’ business, products or services and all writings or materials of any type embodying any such matters (collectively, “Confidential Information”) shall be disclosed to the Company, and are and shall be the sole and exclusive property of the Company or its Affiliates.  Confidential Information does not, however, include any information that is available to the public other than as a result of any unauthorized act of Employee.

(b)                                 No Unauthorized Use or Disclosure.  Employee agrees that Employee will preserve and protect the confidentiality of all Confidential Information and work product of the Company and its Affiliates, and will not, at any time during or after the termination of Employee’s employment with the Company, make any unauthorized disclosure of, and shall not remove from the Company premises, and will use reasonable efforts to prevent the removal from the Company premises of, Confidential Information or work product of the Company or its Affiliates, or make any use thereof, in each case, except in the carrying out of Employee’s responsibilities hereunder.  Notwithstanding the foregoing, Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent (i) such information becomes generally known to the public or within the relevant trade or industry other than due to Employee’s violation of this Section 6(b), or (ii) disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law and Employee is making such disclosure, Employee shall provide the Company with prompt notice of such requirement, and shall use commercially reasonable efforts to give such notice prior to making any disclosure so that the Company may seek an appropriate protective order.

(c)                                  Remedies.  Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Section 6 by Employee, and the Company or its Affiliates shall be entitled to enforce the provisions of this Section 6 by terminating payments then owing to Employee under this Agreement and/or by specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Section 6, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from Employee and remedies available to the Company pursuant to other agreements with Employee.

(d)                                 No Prohibition.  Nothing in this Section 6 shall be construed as prohibiting Employee, following the expiration of the 12 month period immediately following Employee’s termination of employment with the Company, from being employed by any Competing Business (as defined below) or engaging in any Prohibited Activity (as defined below); provided, that during such employment or engagement Employee complies with his obligations under this Section 6.

7.                                      Non-Competition and Non-Solicitation.

(a)                                  Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(i)                                     “Competing Business” means any business, individual, partnership, firm, corporation or other entity engaged in the exploration for and development and production of oil and natural gas.

(ii)                                  “Prohibited Activity” means any service or activity on behalf of a Competing Business that involves the planning, management, supervision, or providing of services that are similar in nature or purpose to those services Employee provided to the Company within the last 12 months of Employee’s employment with the Company or any other activities that would involve the use or disclosure of Confidential Information.

(iii)                               “Restricted Area” means those geographic regions indentified as areas of current exploration and areas of development activity in the Company’s most recent Form 10-K and Form 10-Q, as applicable, filed with the U.S. Securities and Exchange Commission.  The parties stipulate that the forgoing is a reasonable area restriction because the area identified is the market area with respect to which Employee will help the Company provide its products and services, help analyze, and/or receive access to Confidential Information.

(b)                                 Protective Covenants and Restrictions.  Employee agrees that the following protective covenants are reasonable and necessary for the protection of the Company’s legitimate business interests, do not create any undue hardship on Employee, and are not contrary to the public interest:

(i)                                     Non-compete.  Employee expressly covenants and agrees that, during the Employment Term and for 12 months following termination of Employee’s employment with the Company for any reason, he will not engage, directly or indirectly, in and he will not and will cause his Affiliates not to, directly or indirectly, own, manage, operate, join, control or participate in or be connected with, or loan money to or sell or lease equipment to, any Competing Business in the Restricted Area, other than pursuant to (A) any oil and gas properties (I) owned by Employee as of the Effective Date hereof or (II) acquired by Employee after the Effective Date pursuant to inheritance, bequest or the laws of descent or distribution, or (B) any awards or other interests held by Employee, as of the Effective Date hereof or acquired thereafter, under any Incentive Plan.  In the event of Employee’s termination of employment by the Company for Cause or by the Employee without Good Reason, this Section 7(b)(i) shall cease to apply as of Employee’s Date of Termination, unless the Company continues to pay Employee his Base Salary in effect as of the Date of Termination for 12 months following termination of Employee’s employment.

(ii)                                  Non-solicitation.  Employee further expressly covenants and agrees that during the Employment Term and for 24 months following termination of Employee’s employment with the Company for any reason, he will not and he will cause his Affiliates not to (A) cause, solicit, induce or encourage any individual who, on the Date of Termination, is an employee of the Company or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual (other than employees of the Company or its Affiliates who respond to general advertisements for employment in newspapers or other periodicals of general circulation), or (B) cause, induce or encourage any actual or material prospective client, customer, supplier, landlord, lessor, or licensor of the Company or its Affiliates to terminate or modify any such actual or prospective relationship that exists on the Date of Termination.

(c)                                  Permitted Ownership.  Notwithstanding any of the foregoing or anything else to the contrary in this Agreement, (i) Employee may own, for investment purposes only, up to 5% of the outstanding stock or other equity securities of any publicly held corporation or other entity whose stock or equity securities are either listed on a national securities exchange or on the NASDAQ National Market System, if Employee is not otherwise affiliated with such corporation or entity and (ii) Employee is permitted to engage in the endeavors set forth on Exhibit A attached hereto and the activities described in clause (ii) of the third sentence of Section 2(b).

(d)                                 Reasonableness.  Employee and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 7 are the result of arm’s-length bargaining, are fair and reasonable, and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company in light of (i) the nature and wide geographic scope of the Company’s operations; (ii) Employee’s level of control over and contact with the Company’s business in the Restricted Area; (iii) the fact that the Company’s business is conducted throughout the Restricted Area; and (iv) the amount of compensation that Employee is receiving in connection with the performance of his duties hereunder.

(e)                                  Relief and Enforcement.  Employee hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section 7.  It is the desire and intent of the parties hereto that the provisions of this Section 7 be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect.  However, to the extent that any part of this Section 7 may be found invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.  Employee and the Company further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 7, the Company shall be entitled to immediate injunctive relief, as any such breach would cause the Company irreparable injury for which it would have no adequate remedy at law.  Nothing herein shall be construed so as to prohibit the Company from pursuing any other remedies available to it hereunder, at law or in equity, for any such breach or threatened breach.

(f)                                    Consulting and Litigation Assistance.  Employee agrees that, during the period following Employee’s Date of Termination during which Employee remains subject to the non-compete provisions of Section 7(b)(i) above, upon request from the Company, Employee will assist the Company in a consulting capacity and/or cooperate with the Company and its Affiliates in the defense of any claims or actions that may be made by or against the Company or any of its Affiliates that affect Employee’s prior areas of responsibility, except if Employee’s reasonable interests are materially adverse to the Company or its Affiliates in such claim or action.  Notwithstanding anything to the contrary in the foregoing sentence, in the event the Company requests Employee’s assistance and/or cooperation pursuant to this Section 7(f), Employee shall not be required to devote more than five (5) hours per month to assisting the Company pursuant to this Section 7(f); provided, that if, at the request of the Company, the Employee agrees to devote in excess of five (5) hours per month to assisting the Company pursuant to this Section 7(f), then the Company will compensate Employee for each additional hour of assistance in excess of five (5) hours at an hourly rate of $250 per hour.

8.                                      Release of Claims.  Notwithstanding any other provision in this Agreement to the contrary, in consideration for receiving the severance benefits described in Sections 5(b), 5(c)(iii), 5(c)(iv), 5(d)(i)C and/or 5(d)(i)D, as applicable, Employee hereby agrees to execute (and not revoke) a general release of claims against the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company).  If Employee fails to properly execute and deliver such release (or revokes the release), Employee agrees that Employee shall not be entitled to receive the severance benefits described in Sections 5(b), 5(c)(iii), 5(c)(iv), 5(d)(i)C and/or 5(d)(i)D, as applicable.  For purposes of this Agreement, a release shall be considered to have been executed by Employee if it is signed by Employee’s legal representative, in the case of Employee’s Disability, or on behalf of Employee’s estate in the case of Employee’s death.

9.                                      General Provisions.

(a)                                  Amendments and Waiver.  The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument executed by the party to be bound by such modification or amendment.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b)                                 Withholding.  The Company shall be entitled to withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, local or other taxes as may be required pursuant to any law or governmental regulation or ruling.

(c)                                  Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(d)                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by the Company.  Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

(e)                                  Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be.  Anything contained herein to the contrary notwithstanding, unless otherwise expressly provided in this Agreement, neither this Agreement nor any right or obligation hereunder of any party may be assigned or delegated without the prior written consent of the other party hereto; provided, however, that the Company may assign this Agreement to any of its Affiliates.  Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any person or legal entity other than the parties hereto and their respective successors and permitted assigns.

(f)                                    Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when received, if delivered personally or by courier, (ii) on the date receipt is acknowledged, if delivered by certified mail, postage prepaid, return receipt requested, or (iii) one day after transmission, if sent by facsimile transmission with confirmation of transmission, as follows:

If to Employee, at:	6 Desta Drive, Suite 6500
Midland, TX 79705

If to the Company, at	c/o Paul Latham
6 Desta Drive, Suite 6500
Midland, TX 79705

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

(g)                                 Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.   The word “including” means “including, without limitation.”

(h)                                 Governing Law.  The provisions of this agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflicting provision or rule.

(i)                                     Mutual Contribution.  The parties to this Agreement have mutually contributed to its drafting.  Consequently, no provision of this Agreement shall be construed against any party on the grounds that such party drafted the provision or caused it to be drafted.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

CLAYTON WILLIAMS ENERGY, INC.

By:	/s/ L. Paul Latham
Name:	Paul Latham
Title:	Executive Vice President

EMPLOYEE:

/s/ Mel G. Riggs
Mel G. Riggs

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

EXHIBIT A

PERMITTED ENDEAVORS

Oil & Gas.  Ownership and management of any oil and gas interests (of whatever kind and whether owned directly, through partnership interest or otherwise) that are owned as of the Effective Date; inherited in the future; received under any Company Incentive Plan or received under any incentive plan from a Williams Entity or any entity owned or controlled by Clayton W. Williams, Jr.

Real Estate.  Ownership and management of any real estate interest (of whatever kind, and whether owned directly , through partnership interest or otherwise) owned as of the Effective Date, inherited in the future or received, purchased, or authorized under any incentive plan or other agreement by a Williams Entity or any entity owned or controlled by Clayton W. Williams, Jr.

Directorships Held.  Currently serving on the board of directors for the following:

•                  Midland Bancshares, Inc. and Community National Bank, a privately held banking company based in Midland, Texas.

•                  TransAtlantic Petroleum, Ltd., a publicly traded (NYSE AMEX) company headquartered in Dallas, Texas and Istanbul, Turkey.